State of Delaware
Secretary of State
Division of Corporations
Delivered 11:17 AM 03/04/2013
FILED 10:54 AM 03/04/2013
SRV 130269590 - 5296857 FILE

CERTIFICATE OF FORMATION OF TOMCAT POWER, LLC

This Certificate of Formation of Tomcat Power, LLC (the "LLC"), dated as of March 4, 2013, is being duly executed and filed by Anthony Lebron, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST: The name of the limited liability company formed hereby is Tomcat Power, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Name: Anthony Lebron
Title: Authorized Person